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                                                                       EXHIBIT 5



                                 July 31, 1995


DSC Communications Corporation
1000 Coit Road
Plano, Texas 75075

Gentlemen:

         DSC Communications Corporation, a Delaware corporation (the "Company"), intends to file a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers an aggregate of 750,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock"), and such additional shares as may become issuable pursuant to the anti-dilution provisions of the International Employee Stock Purchase Plan of DSC Communications Corporation (the "Plan") adopted on July 24, 1995, by the Company's Board of Directors.

         In reaching the opinions set forth herein, this firm has reviewed the Plan, the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and, except as set forth below, certificates of public officials and officers of the Company, and matters of law that this firm deemed relevant.

         Based on and subject to the foregoing and subject further to the assumptions, exceptions, and qualifications hereinafter stated, this firm is of the opinion that each share of Common Stock registered pursuant to the Registration Statement, when and if issued in accordance with the terms of the Plan, will be legally issued, fully paid, and non- assessable.

         The opinion expressed above is subject to the following assumptions, exceptions, and qualifications:

         1. This firm has assumed that (a) all information contained in all documents reviewed by this firm is true and correct, (b) all signatures on all documents reviewed by this firm are genuine, (c) all documents submitted to this firm as originals are true and complete, (d) all documents submitted as copies are true and complete copies of the originals thereof, (e) each natural person signing any document reviewed by this firm had the legal capacity to do so, (f) each person signing in a representative capacity any document reviewed by this firm had authority to sign in such capacity, and (g) the laws of any jurisdiction other than Delaware that govern any of the documents reviewed by this firm do not modify the terms that appear in any such document.

         2. This firm also has assumed that the Company will receive the full amount and type of consideration (as specified in the Plan) for each of the shares of Common Stock registered pursuant the Registration Statement before the issuance of each of those shares of Common Stock.

         The opinion expressed above is limited to the laws of the State of Delaware and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                               Very truly yours,


                               BAKER & McKENZIE